UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2011

FactSet Research Systems Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 Merritt 7

Norwalk, Connecticut 06851

(Address of principal executive offices)

(203) 810-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 24, 2011, the Board of Directors of FactSet Research Systems Inc. (the “Company”) elected a new director, Robin A. Abrams. Ms. Abrams has not yet been appointed to serve on any of the committees of the Board.

Ms. Abrams is currently a private investor with over 30 years of top-level sales, marketing and executive management experience in high-tech companies in the U.S. and internationally. Ms. Abrams currently serves on the board of directors of Openwave Systems, Inc., HCL Technologies Ltd., Sierra Wireless, Inc. and Lattice Semiconductor Corporation. She has had executive experience at ZILOG, Inc. (integrated microcontroller products), Firefly Mobile (kids phone/service), Connection to eBay (cost effective channel for selling inventory) and BlueKite (wireless data optimization product). In addition to leading several start-ups, Ms. Abrams was president and CEO of Palm Computing, Inc, where she launched the Palm V and Palm VII. Prior to Palm, Robin was President and CEO of VeriFone, the global leader in debit/credit card authorization solutions. She also held key executive positions at Apple, including managing director of Apple Asia where she opened the Chinese and Indian markets. She went on to become president of Apple Americas. Her enterprise software experience comes from 10 years at Norwest Banks (now part of Wells Fargo) and Unisys where she held senior product marketing positions.

There are no arrangements or understandings between Ms. Abrams and any other persons pursuant to which Ms. Abrams was selected as a director. Ms. Abrams does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be party, nor has Ms. Abrams had a direct or indirect material interest in any such transaction since the beginning of the Company’s last fiscal year. Ms. Abrams will stand for election by a vote of stockholders at the Company’s 2011 Annual Meeting of Stockholders.

A press release, dated October 24, 2011, announcing the election of Ms. Abrams is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 24, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC.
(Registrant)

Date: October 24, 2011	By:	/s/ Maurizio Nicolelli
Maurizio Nicolelli
Senior Vice President and Director of Finance
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Press Release dated October 24, 2011